EXHIBIT 99.1

Additional Joint Filing Parties

Name and Address

Kruse, Deborah L.

1340 S. Main St., Suite 300

Grapevine, TX 76051

Table I – Non-Derivative Securities Beneficially Owned
1. Title of Security	2. Amount Securities Beneficially Owned	3. Ownership Form	4. Nature of Indirect Beneficial Ownership
Common Stock, par value $0.001	8,416,484(1)	D
Common Stock, par value $0.001	1,014,300(1)	I	By Spouse

Table II – Derivative Securities Beneficially Owned
1. Title of Derivative Security	2.Date Exercisable and Expiration Date	3. Title and Amount of Securities Underlying Derivative Security	4. Conversion or Exercise Price of Derivative Security	5. Ownership Form	6. Nature of Indirect Beneficial Ownership
Common Stock Warrants	10/27/2020 10/27/2025	Warrants for the purchase of 1,000,000 shares of Common Stock, par value $0.001	$0.80	I	By Spouse